                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                   GEMINI II
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                     (SAME)
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                    Gemini II


November 25, 1996
Fellow Capital Shareholder:

   As you probably are aware, the Income Shares of Gemini II (the "Fund") will be redeemed on January 31, 1997. Capital shares will then be the sole remaining class of shares of the Fund entitled to all the assets, capital appreciation and net income earned by the Fund.

   The accompanying Proxy Statement contains information about the Board of Directors' proposal that the Capital Shares be converted to an open-end investment company (mutual fund) after the Fund's dual-purpose structure terminates on January 31, 1997. We ask for your support for this important recommendation which would allow you to redeem--free of charge--your Fund shares at net asset value at any time after the conversion date (expected to be February 3, 1997). At that time, you may also elect to exchange your shares into one of the other Vanguard funds or elect to not make any changes, resulting in holding shares in the Fund as an open-end fund. For more information on the right of redemption and exchange, please see Proposal 3 beginning on page 5.

   In anticipation of shareholder approval of the Board's proposal, public trading of the Fund's shares on the New York Stock Exchange would stop on or about January 15, 1997. Accordingly, Capital shareholders wishing to sell their shares in the open market prior to the conversion date should do so prior to January 15, 1997.

   The enclosed Proxy Statement describes the investment objectives and policies that the Fund will pursue as an open-end fund. However, the Fund's Board of Directors believes that, over the long term, it is in the best interests of the Fund and the Capital shareholders that the Fund be merged -- in a tax-free reorganization -- into Windsor Fund, another member of The Vanguard Group with similar investment objectives and policies. Windsor Fund is managed by the same Wellington Management Company, LLP investment team that currently manages the Fund's assets. The Board also believes that this outcome will be better accomplished in two stages. The first stage (proposed in this Proxy Statement) is the conversion to an open-end investment company, which will give shareholders the right to redeem their shares at net asset value as soon as possible. The second stage (to be proposed in a subsequent Proxy Statement) will involve the tax-free merger into Windsor Fund. In this respect, Capital shareholders should expect to receive proxy materials relating to the merger in late March 1997, for a Special Meeting of Shareholders to take place in May 1997. If approved by shareholders, the proposed merger is expected to be consummated in June 1997. The proposed merger is more fully described on page 9 of this Proxy Statement under "Future of the Fund."

   We hope this Proxy Statement will answer all of your questions, but if you have any further questions at any time, please call us at 1-800-420-8574. A Vanguard Associate will be happy to assist you.


Sincerely,



/s/ John C. Bogle
----------------------------------------
John C. Bogle
Chairman




/s/ John J. Brennan
----------------------------------------
John J. Brennan
President

                                     LOGO

                     NOTICE OF SPECIAL MEETING IN LIEU OF
                     1997 ANNUAL MEETING OF SHAREHOLDERS

TO THE CAPITAL SHAREHOLDERS OF GEMINI II, INC.


   Notice is hereby given that a Special Meeting in lieu of the 1997 Annual Meeting of Capital Shareholders of Gemini II, Inc. (the "Fund") will be held in the Majestic Building, Room 118A, Vanguard Financial Center, 100 Vanguard Boulevard, Malvern, Pennsylvania, on Tuesday, January 21, 1997, at 9:30 A.M., E.S.T., for the following purposes:

  1. To elect a Board of nine Directors to serve until the next Annual Meeting of Shareholders.

  2. To ratify or reject the selection of Price Waterhouse, independent accountants, as auditors of the Fund for the fiscal year ending December 31, 1997.

  3. To approve or disapprove an amendment and restatement of the charter of the Fund to delete the authority to issue stock of the income series, to redesignate stock of the capital series as the sole class of common stock, and to convert the Fund into an open-end investment company all as summarized in the accompanying Proxy Statement and deemed advisable by the Directors.

  4. To approve or disapprove the modification of the Fund's investment objectives and policies as set forth in the accompanying Proxy Statement.

  5. To approve or disapprove an amendment to the Fund's charter relating to shareholder voting.

  6. To consider and act upon any other matters which may properly come before the meeting.

                                 By Order of the Board of Directors
                                 RAYMOND J. KLAPINSKY, Secretary

November 25, 1996
_______________________________________________________________________________

                            YOUR VOTE IS IMPORTANT
                      NO MATTER HOW MANY SHARES YOU OWN

  Please indicate your voting instructions on the enclosed Proxy Card, date and sign it, and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to avoid the additional expense to the Fund of further solicitation, we ask your cooperation in mailing your proxy promptly.
_______________________________________________________________________________

                                     LOGO

                          SPECIAL MEETING IN LIEU OF
                 1997 ANNUAL MEETING OF CAPITAL SHAREHOLDERS
                               January 21, 1997
                               PROXY STATEMENT

   The enclosed proxy is solicited by and on behalf of the Board of Directors of Gemini II, Inc. All costs of solicitation (including printing and mailing this proxy statement, meeting notice and form of proxy, as well as any necessary supplementary solicitations) will be paid by the Fund. In addition to the solicitation of proxies by mail, officers and employees of the Fund and The Vanguard Group, Inc. ("Vanguard") may solicit proxies in person or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Fund will reimburse them for their expenses.

   Holders of record of the Capital Shares at the close of business on November 15, 1996, are the only persons entitled to vote at the meeting or at any adjourned session. As of the record date, there were 10,920,550 Capital Shares and 10,920,550 Income Shares issued and outstanding. All Income Shares will be redeemed as of the close of business on January 31, 1997 and are not entitled to be considered present or to vote at this meeting.

   Shares represented by a properly executed proxy will be voted in accordance with the instructions thereon, or if no specification is made, the persons named as proxies will vote such for management's slate of nine directors and on other matters as recommended by the Board of Directors. Proxies may be revoked at any time before they are exercised by the subsequent execution and submission of a revised proxy, by written notice of revocation to the Secretary of the Fund, or by voting in person at the meeting. The mailing address of the Fund is Vanguard Financial Center, P.O. Box 2600, Valley Forge, Pennsylvania 19482.

   Under Maryland law, abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the meeting, but will be treated as votes not cast and, therefore, will not be counted for purposes of determining whether the proposals have been approved.

   Shareholders who need directions to the location of the Special Meeting should call 1-800-852-6999, between the hours of 8:00 A.M. and 9:00 P.M., Eastern Time, on any business day.

                           1. ELECTION OF DIRECTORS

   It is intended that all properly executed proxies will be voted (unless such authority has been withheld in the proxy) in favor of the nine (9) persons nominated as Directors by the Board's Nominating Committee. If any such nominee is not available for election at the time of the meeting, the persons named as proxies will vote for such substitute nominee as the Board of Directors may recommend unless the number of Directors serving on the Board is reduced. The Directors, if elected, will serve as Directors of the Fund until the next annual meeting of shareholders and until their successors have been elected and qualified. All of the nominees are presently Directors of the Fund and were elected by shareholders. On November 15, 1996, all Directors and officers of the Fund, as a group, owned less than 1% of the outstanding Capital Shares of the Fund.

                                                                                   Capital
                                 Principal Occupation,         Year First      Share Holdings
                                  Business Experience           Became a            as of
       Name           Age       and Other Directorships         Director      November 15, 1996
 -----------------   -----   ------------------------------    ------------  ------------------
John C.
 Bogle (1)(2)  ...    67    Chairman and Director of the          1984              3,000
                             Fund, Vanguard, and each of
                             the Vanguard Funds; Director
                             of The Mead Corporation,
                             Chris-Craft Industries, Inc.
                             and General Accident
                             Insurance.
John J.
 Brennan (1)(2)  .    42    President, Chief Executive            1987                200
                             Officer of the Fund, Vanguard,
                             and each of the Vanguard
                             Funds.
Robert E.
 Cawthorn (2)  ...    61    Chairman Emeritus and Director        1992               None
                             of Rhone-Poulenc Rorer, Inc.;
                             Director of Sun Company, Inc.
                             and Westinghouse Electric
                             Corporation.
Barbara B.
 Hauptfuhrer (2)      68    Director of The Great Atlantic        1984                200
                             and Pacific Tea Company,
                             Raytheon Company,
                             Knight-Ridder, Inc.,
                             Massachusetts Mutual Life
                             Insurance Co. and ALCO
                             Standard Corp.; Trustee
                             Emerita of Wellesley College.
Bruce K.
 MacLaury (3)  ...    65    President Emeritus of The             1989               None
                             Brooking Institution; Director
                             of American Express Bank,
                             Ltd., The St. Paul Companies,
                             Inc. and National Steel
                             Corporation.

                                                                  2

                                                                                   Capital
                                 Principal Occupation,         Year First      Share Holdings
                                  Business Experience           Became a            as of
       Name           Age       and Other Directorships         Director      November 15, 1996
 -----------------   -----   ------------------------------    ------------  ------------------
Burton G.
 Malkiel (4)  ....    64    Chemical Bank Chairman's              1984              1,000
                             Professor of Economics,
                             Princeton University; Director
                             of Prudential Insurance Co. of
                             America, Amdahl Corporation,
                             Baker Fentress & Co., The
                             Jeffrey Co. and Southern New
                             England Communications
                             Company.
Alfred M.
 Rankin, Jr. (2)      54    Chairman, President and Chief         1992               None
                             Executive Officer of NACCO
                             Industries; Director of The
                             B.F. Goodrich Company and The
                             Standard Products Co.
John C.
 Sawhill (2)  ....    60    President and Chief Executive         1991               None
                             Officer, The Nature
                             Conservancy; formerly,
                             Director and Senior Partner,
                             McKinsey & Co., and President,
                             New York University; Director
                             of Pacific Gas and Electric
                             Company, Procter & Gamble
                             Company and NACCO Industries.
J. Lawrence
 Wilson (2)  .....    60    Chairman and Chief Executive          1985               None
                             Officer of Rohm & Haas
                             Company; Director of Cummins
                             Engine Company; Trustee of
                             Vanderbilt University.


------
(1) An officer is considered an "interested person" of the Fund as defined in the 1940 Act.

(2) A Director (Trustee) of Vanguard and each of the Vanguard Funds.

(3) A Director (Trustee) of each of the Vanguard Funds, except Vanguard Municipal Bond Fund and the six Vanguard State Tax-Free Funds.

(4) A Director (Trustee) of Vanguard and each of the Vanguard Funds, except Vanguard Equity Income Fund.

BOARD MEETINGS AND COMMITTEES

   During the fiscal year ended December 31, 1995, the Fund's Board of Directors held 10 meetings.

   The Board of Directors of the Fund has a standing Compensation, Nomination and Audit Committee, which is composed of the Directors who are not "inter-ested persons" of the Fund. During the fiscal year ended December 31, 1995, the Committee held 6 meetings. The Committee is responsible principally for:
(1) selecting the Fund's independent accountants, and reviewing their fees;
(2) meeting with the Fund's independent accountants for the purpose of reviewing the adequacy of the Fund's internal accounting controls; (3) evaluating the performance of the Fund's officers and employees, and developing and approving the overall compensation plan (including basic salary, customary insurance and other benefits, and incentives) for such officers and employees (who are paid through Vanguard); and (4) interviewing, evaluating and recommending to shareholders candidates for election to the Fund's Board of Directors.

   The Committee will consider Director nominations recommended by shareholders. Such nominations can be made by submitting a written request for consideration of a candidate, including a resume, to Mr. J. Lawrence Wilson, the Chairman of the Committee.

PRINCIPAL EXECUTIVE OFFICERS

   The following individuals are officers of the Fund and have held these positions since the Fund's inception, except for Mr. Brennan who was elected President of the Fund on May 17, 1989 and Chief Executive Officer on January 19, 1996. The officers have held similar positions with the other Vanguard Funds and Vanguard for at least the past five years.

 Name                                 Age                        Office
 --------------------                -----                 -------------------
John C. Bogle  ......                 67                  Chairman
John J. Brennan  ....                 42                  President and Chief
                                                           Executive Officer
Raymond J. Klapinsky                  57                  Secretary
Richard F. Hyland  ..                 59                  Treasurer
Karen E. West  ......                 50                  Controller

REMUNERATION OF DIRECTORS AND OFFICERS

   The Fund pays each Director, who is not also an officer, an annual fee plus a proportionate share of travel and other expenses incurred in attending Board meetings. Directors who are also officers receive no remuneration for their services as Directors. The Fund's proportionate share of remuneration paid by Vanguard (and reimbursed by the Fund) during the fiscal year ended December 31, 1995 to all officers of the Fund, as a group, was approximately $13,899.

   Directors who are not officers are paid an annual fee based on the number of years of service on the board, up to fifteen years of service, upon retirement. The fee is equal to $1,000 for each year of service and each investment company member of The Vanguard Group contributes a proportionate amount of this fee based on its relative net assets. This fee is paid, subsequent to a Director's retirement, for a maximum period of ten years or until the death of a retired Director. The Fund's proportionate share of benefits paid by Vanguard under its retirement and thrift plans to all Directors of the Fund, as a group, during the fiscal year ended December 31, 1995, was approximately $300.

                              Compensation Table

                                             Pension or
                                             Retirement                              Total
                                              Benefits          Estimated        Compensation
                            Aggregate      Accrued as part        Annual         From Fund and
                           Compensation        of Fund        Benefits Upon      Fund Complex
    Name of Director        from Fund         Expenses          Retirement     Paid to Director
 ----------------------   --------------   ---------------    ---------------   ----------------
John C. Bogle*  .......         --               --                 --                --
John J. Brennan*  .....         --               --                 --                --
Robert E. Cawthorn  ...        $118              $17             $13,000           $59,000
Barbara B. Hauptfuhrer.        $118              $20             $15,000           $59,000
Burton G. Malkiel  ....        $120              $13             $15,000           $60,000
Bruce K. MacLaury  ....        $130              $20             $12,000           $55,000
Alfred M. Rankin, Jr.          $120              $11             $15,000           $60,000
John C. Sawhill  ......        $120              $13             $15,000           $60,000
James O. Welch, Jr.  ..        $118              $16             $15,000           $59,000
J. Lawrence Wilson  ...        $120              $11             $15,000           $60,000

------
*As "Interested Directors", Messrs. Bogle and Brennan receive no compensation for their service as Directors.

                   2. RATIFICATION OR REJECTION OF AUDITORS

   The Board of Directors has selected Price Waterhouse LLP as independent accountants to audit and certify financial statements of the Fund for the fiscal year ending December 31, 1997. Price Waterhouse LLP has served the Fund in this capacity since the Fund's inception. In connection with the audit function, Price Waterhouse LLP also reviews the Fund's Annual Report to shareholders and the Fund's filings with the Securities and Exchange Commission. Neither Price Waterhouse LLP nor any of its partners has any direct or material indirect financial interest in the Fund.

   A representative of Price Waterhouse LLP will be present at the meeting if requested by a shareholder (either by telephone or in writing) in advance of the meeting. Such requests should be directed to the Secretary of the Fund.

REQUIRED VOTE

   An affirmative vote of a majority of the Capital Shares of the Fund represented at the meeting will be required to ratify this appointment.

              3. AMENDMENT AND RESTATEMENT OF THE FUND'S CHARTER

   Gemini II, Inc. was originally incorporated in the State of Maryland on December 6, 1984. The Fund was organized and offered as a closed-end investment company with two classes of capital stock outstanding, Income Shares of the par value of $1.00 per share ("Income Shares") and Capital Shares of the par value of $1.00 per share ("Capital Shares"). Equal numbers of each class of shares were authorized (15,000,000 per class) and issued (10,920,550). Neither class of shares was redeemable, but both classes were listed for trading on the New York Stock Exchange. The Fund is a dual purpose fund with the holders of the Income Shares entitled to all net investment income which has been paid quarterly as a cumulative dividend in the minimum annual amount of $0.80 per share. All appreciation or depreciation in the value of the portfolio of the Fund is reflected in the net asset value of the Capital Shares; the holders of the Capital Shares are alone entitled to any net realized capital gains. To date, long-term capital gains have been retained by the Fund and the Federal capital gains tax paid on them, and the credit for such taxes paid has been distributed pro rata to the holders of the Capital Shares. Short-term capital gains have been distributed to Capital shareholders. No dividends will be paid to the holders of the Capital Shares so long as any Income Shares remain outstanding, and Capital Shares are not redeemable by the Fund so long as any Income Shares remain outstanding.

   As required by the charter of the Fund, all of the issued and outstanding Income Shares will be redeemed by the Fund on January 31, 1997 (the "Redemption Date") by payment of the "Redemption Price" to such holders on that date. The Redemption Price is $9.30 per share. In addition, an amount equal to the accumulated and unpaid dividend on the Income Shares up to and including the Redemption Date will be paid to holders of the Income Shares. The Redemption Price will be deposited with an independent depository bank in accordance with the terms of the charter on January 31, 1997, and at that point the Income Shares will be deemed to have been totally redeemed and will no longer be outstanding or entitled to any vote. Thus, the only shares that are entitled to vote at this meeting are the holders of the Capital Shares of record on the established record date set forth in the notice of this meeting and Proxy Statement.

   Also in accordance with the charter of the Fund, the Board of Directors has unanimously decided to call this special meeting of the holders of the Capital Shares to vote, among other things, upon its proposal that the Fund become an open-end investment company. To that end it has determined advisable and is submitting to the holders of the Capital Shares at this meeting this proposal that the charter of the Fund be amended in various respects to effect this conversion to an open-end investment company and to restate the charter fully including such amendments. If approved by the holders of Capital Shares, it is expected that the Fund will be converted to an open-end investment company effective February 3, 1997, or as soon as practical thereafter.

   Such a conversion to an open-end investment company would permit the holders of the Capital Shares after its effectiveness to redeem their respective holdings at the per share net asset value next determined after receipt of a proper request for redemption and, if applicable, a properly executed assignment along with the relevant share certificate(s), with signatures guaranteed by a bank or a member firm of the New York Stock Exchange. Payment for any such redemption must be made within seven days after its receipt, subject to the suspension of such right in case of a suspension of the determination of the net asset value of the Fund because the New York Stock Exchange is closed for other than weekends or holidays, because trading on the Exchange is restricted or an emergency exists as a result of which disposal by the Fund of its securities is not reasonably practicable, or it is not reasonably practicable for the Fund to value its assets, or in the event that the Securities and Exchange Commission has provided for such suspension for the protection of shareholders.

   After the Fund converts to an open-end structure, a Capital shareholder may also elect to exchange shares into one of the other Vanguard Funds. Shareholders wishing to redeem or exchange shares on or after February 3, 1997, should contact Vanguard's Client Service Department at 1-800-420-8574 for precise instructions. A redemption or exchange of shares of the Fund is a taxable event and may result in a capital gain or loss. Shareholders will need to present their Gemini II certificates in order to redeem or exchange their shares.

   In anticipation of the approval by Capital shareholders of the amendments to and restatement of the Fund's charter and the conversion to an open-end investment company, the Capital Shares will cease trading on the New York Stock Exchange on or about January 15, 1997. Accordingly, Capital shareholders wishing to sell their shares prior to such conversion, should do so prior to January 15, 1997. The price at which shares are sold may reflect either a premium or discount to the underlying net asset value of the shares. After that date, Capital Shares will no longer be traded on the New York Stock Exchange or any other Exchange, and it is probable that no over-the-counter market for such trading will exist; thus the only way by which a holder would be able to realize the value of his Capital Shares is the exercise of his right of redemption on or after February 3, 1997.

   On November 15, 1996, the closing price for Capital Shares on the New York Stock Exchange was $27.75 per share, a 5.3% discount from the $29.29 net asset value per share on that date. In addition, the holders of Capital Shares who wish to liquidate their shares by selling them over the Exchange or in other transactions through investment brokers and dealers will have to pay commissions for this service. If the conversion to an open-end investment company is approved and effected, the shares will be redeemable for their net asset value, as set forth above, and no commissions need be paid for any such transaction. Redemptions will be handled directly with the Fund. However, the Fund, as a member of The Vanguard Group of Investment Companies, will continue to pay a portion of the distribution and marketing expenses of The Vanguard Group. (See "The Vanguard Group", page 16). During the fiscal year ended December 31, 1995, the Fund paid approximately $46,700 of the Group's distribution and marketing expenses. After February 3, 1997, shareholders will automatically receive all dividends and capital gains distributions in additional shares rather than in cash. Shareholders who desire to receive dividends and capital gains distributions in cash should contact Vanguard's Client Service Department at the telephone number set forth above.

   The specific amendments approved by the Directors and deemed advisable by them, all of which amendments will be incorporated in the restatement of the charter deemed advisable by the Directors, are in summary as follows:

  a. All references to a "closed-end" fund will be deleted, and where appropriate such references will be made to an "open-end" fund.

  b. The Fund will have authority to issue 30,000,000 shares of stock, all of which will be of a single class and will be designated common stock with a par value of $1.00 per share.

  c. Since there will be a single class, there will be no divergence between voting rights -- all of them will vest in the holders of the present Capital Shares, henceforth to be known as common stock, and all Directors will be representative of the entire body of shareholders.

  d. There will be no minimum or cumulative dividend, and the holders of the present Capital Shares, to be redesignated shares of common stock, will be entitled to all dividends and distributions as may from time to time be declared by the Board of Directors.

  e. There will be no provisions with respect to allocation of expenses in determining entitlement to dividends and realized capital appreciation since there will be only a single class of common stock issued and outstanding.

  f. The provisions relating to redemption and liquidation will be those applicable to an open-end investment company and in connection therewith the net asset value of the Fund will be calculated as of the close of business on each business day and will be applicable entirely to the single class of stock.

  g. The provisions for redemption of the Income Shares in the current charter of the Fund will be deleted as no longer necessary or appropriate.

  h. Conforming amendments will be made throughout the charter.

   Those holders of Capital Shares who continue as such if the proposal is approved will not realize any gain or loss on their investment as a result of its being approved, but will realize a gain or loss if they later redeem or exchange their shares of the then common stock to the extent that the redemption or exchange proceeds are greater or less than their respective adjusted bases for Federal income tax and state tax purposes. Since the Fund will be required to dispose of approximately one-fourth of its portfolio securities to pay the Redemption Price on the Redemption Date to the holders of the Income Shares, it is expected to realize capital gains. Short-term capital gains will be distributed to the holders of Capital Shares and will be taxable to such holders in the year such short-term capital gains are distributed. Long-term capital gains realized in 1996, as in the past, will be retained by the Fund and the Fund will pay Federal capital gains taxes on them with shareholders getting credit for such tax paid by the Fund. Long-term capital gains realized in 1997 will be distributed to the holders of the Fund's single class of shares with any other capital gains realized during 1997. This result will come about whether or not the proposal to change the Fund into an open-end investment company is approved by the Capital shareholders.

   The Fund presently qualifies and intends to continue to qualify as a "regulated investment company" under the applicable provisions of the Internal Revenue Code and to take all action required to insure that no Federal income taxes will be payable by the Fund as a result of its operations in 1997. Consequently, the Fund intends to distribute annually to its shareholders all of its net investment income and all of its net realized capital gains attributable to operations in 1997, and such dividends and distributions will be required to be taken into account by the holders of the Capital Shares. Income dividends and capital gain distributions received by such holders in 1997 and thereafter will be taxable to such shareholders as dividends and as long-term capital gains, respectively, whether accepted in additional Fund shares or received in cash. The Fund will provide appropriate notices to shareholders with respect to categorization of these items for Federal income tax purposes.

   If this proposal is not approved by holders of the Capital Shares, the charter provides that the Board of Directors has discretion to advise such shareholders, by notice not later than September 1, 1997, that each such shareholder may have all or a portion of such shareholdings bought by the Fund for an amount determined by the Board to comprise an equitable distribution or, alternatively, if this is not completed by January 31, 1998, to liquidate the assets of the Fund and distribute them pro rata to the holders of the Capital Shares on March 1, 1998, without further vote, meeting, or notice. The Board of Directors has not as yet determined whether or not to exercise such discretion in the event of the disapproval of this proposal.

FUTURE OF THE FUND

   The Board of Directors believes that it is in the best interests of the Fund to convert to an open-end investment company and stand ready to redeem its shares at the Fund's net asset value per share as soon as possible following the January 31, 1997 redemption of the Income Shares. However, the Board of Directors does not believe that it is in the best interests of the Fund and its Capital shareholders to continue operations as a separate open-end investment company over the long term. Since the Fund does not expect to offer additional shares to new investors, the assets of the Fund will necessarily decrease because of redemptions by existing shareholders. As assets decline, the Fund's expense ratio will tend to increase, since certain of its costs are relatively fixed.

   Accordingly, the Board of Directors has proposed that the assets of the Fund be acquired -- in a tax-free reorganization -- by Windsor Fund (another member of The Vanguard Group) in exchange for shares of Windsor Fund, and that the Fund be dissolved. The Fund and Windsor Fund have similar investment objectives and policies, and are managed by the same Wellington Management Company, LLP investment team. The Fund has filed for a private ruling letter requesting that the Internal Revenue Service approve the acquisition as a tax-free reorganization. Pending receipt of such private ruling letter, it is expected that the Board will call a Special Meeting of Shareholders in May, 1997 to vote on the proposal. If approved by shareholders, the proposed tax-free reorganization is expected to be consummated in June, 1997.

REQUIRED VOTE

   The amendment and restatement of the charter of the Fund as proposed by the Board of Directors and deemed advisable by it as set forth above requires a vote of two-thirds of the Capital Shares issued and outstanding and entitled to vote on the record date. YOUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF SUCH AMENDMENT AND RESTATEMENT. If the amendment and restatement are approved, they will be contained in an appropriate set of Articles of Amendment and Restatement to be filed with the State of Maryland, Department of Assessments and Taxation, to become effective on or about February 3, 1997.

            4. MODIFICATION OF INVESTMENT OBJECTIVES AND POLICIES

   The Fund's present investment objectives are to seek (a) long-term capital appreciation and (b) current and long-term growth of income, primarily through investment in dividend paying common stocks. These objectives are consistent with the Fund's original dual purpose structure in which holders of the Capital Shares were entitled soley to the Fund's capital appreciation, and the holders of the Income Shares were entitled solely to its income return.

   The proposed investment objectives and policies of the Fund in the event that Proposal 3 is approved are, for the most part, similar to those presently guiding the Fund. If the proposed revisions discussed in more detail below are approved at this meeting, the Fund will, under normal circumstances, invest at least 80% of its total assets in common stocks. The Fund may also invest in other equity securities, bonds, notes and money market instruments although it will not invest more than 20% of its total assets in such securities except for temporary defensive purposes. There can be no assurance, of course, that these objectives will be achieved, since the market price (net asset value) and yield will fluctuate with changes in financial market conditions.

   The Fund's stocks will be selected principally on the basis of fundamental investment value and, at the time of purchase, may be deemed by the investment adviser to be overlooked or undervalued in the marketplace. Key to the valuation process is the relationship of a company's underlying earning power and dividend payout to the market price of its stock. The Fund's holdings will usually be characterized by relatively low price-earnings ratios and above-average income yields, in each case as compared to the Standard & Poor's 500 Composite Price Index (the "S&P 500 Index"). The S&P 500 Index, which is heavily weighted towards stocks with large market capitalizations, emphasizes established companies with consis-tent dividend records and strong balance sheets. The investment adviser intends to emphasize stocks with similar financial characteristics, with the emphasis, however, on "value" stocks with relatively high current yields and relatively low price-earnings ratios.

   An important difference between the Fund as presently constituted and as constituted after it has ceased to be a "dual purpose" investment company relates to dividend policy. The Fund now has a Minimum Yield Objective ("MYO") for the entire portfolio equaling 110% of the dividend yield of the S&P 500 Index (computed at the close of each calendar quarter for the preceding twelve months period), in addition to a $0.80 minimum annual dividend on the Income Shares which cumulates whether or not the MYO is attained. While it is proposed that the MYO be discontinued for the Capital Shares and under the Fund's charter dividends are not cumulative or in a minimum mandatory amount for the Capital Shares, it is anticipated that, in most years, the Fund's gross yield before expenses will exceed the yield of the S&P 500 Index. However, there can be no assurance that the yield expectations will be realized, and past results may not be assumed to be indicative of future performance.

   The elimination of the MYO as proposed also entails an approval by shareholders of the elimination of that provision of the investment advisory agreement dated February 1, 1985, with Wellington Management Company which provides that if the MYO is not met by the Fund as of the close of any calendar quarter, the aggregate investment advisory fee is reduced by 25% of the fee payable for that quarter. (See "Investment Advisory Services", page 14.) Such elimination could possibly result in the Fund's not being able to take advantage of a reduced fee in the event of a lower yield. However, the Fund has never had the fee so reduced.

   In addition to proposing the discontinuance of the MYO, it is proposed that the Fund's current limitation regarding the purchase of securities not providing dividends be eliminated. At present, the Fund may invest in non-dividend-paying securities if after such investment the proportion of the current value of the Fund's assets invested in such securities does not exceed 10%.

   While the proposed investment objectives and policies of the Fund are similar to those under the existing structure, certain rights of shareholders will change significantly. Following the redemption of the Income Shares on January 31, 1997, the Capital Shares will be the sole class of shares of the Fund. As such, the Capital shareholders will not only be entitled to all capital gains accruing to the Fund, as before, but also will receive all of its net investment income. Dividend distributions, whether accepted in additional shares or taken in cash, will be treated as ordinary income for Federal income tax purposes. Also, whereas previously the Fund had retained and paid Federal taxes on net-realized long-term capital gains and distributed the resulting Federal income tax credit pro-rata to the Capital shareholders, the Fund will henceforth distribute to shareholders net realized long term capital gains, if any, annually. Shareholders will receive such distributions in additional shares of the Fund unless they elect to take them in cash.

   Therefore, it is proposed that the Capital shareholders approve modification of the Fund's investment objectives and policies by voting in favor of the following to become effective on or about February 3, 1997.

  a. Discontinuance of the Minimum Yield Objective ("MYO"). Currently, the MYO equals 110% of the dividend yield of the S&P 500 Index (computed at the close of each calendar quarter for the preceding twelve month's period); this discontinuance encompasses approval of an amendment to the investment advisory agreement eliminating the provision for reducing the quarterly investment advisory fee payable to Wellington Management Company, LLP by 25% for any calendar quarter if the MYO is not met by the Fund for such quarter.

  b. Elimination of all restrictions on the Fund's purchase of non-dividend-paying securities. (Presently the Fund is permitted to invest in such securities only if after any such investment the current value of all such securities does not exceed 10% of the current value of its total assets.)

  c. Revision of the restriction on the Fund's ability to borrow money to permit the Fund to borrow money (1) from a bank, (or through repurchase agreements), (2) then only as a temporary measure for extraordinary or emergency purposes, and (3) in no event in excess of 15% of the lower of the market value or cost of its net assets.

   The Directors of the Fund, personally present at a meeting called for the purpose, on November 15, 1996, by a majority vote including a vote of a majority of the non-interested directors, have approved the foregoing changes in the investment objectives and policies and the related amendment to the investment advisory agreement.

   Accordingly, if the changes are approved, the Fund will thenceforth observe the following investment restrictions. Except for the change regarding the borrowing of money, the restrictions are identical to those presently imposed on the Fund. Thus, without the approval of a "majority" (as defined below) of the Capital Shares, under these fundamental policies, the Fund may not:

  (1) with respect to 75% of the value of its total assets, purchase the securities of any issuer (except obligations of the United States government and its instrumentalities) if as a result the Fund would hold more than 10% of the outstanding voting securities of the issuer, or more than 5% of the value of the Fund's total assets would be invested in the securities of such issuer;

  (2) invest in securities of other investment companies, except as may be acquired as a part of a merger, consolidation or acquisition of assets approved by the Fund's shareholders or otherwise to the extent permitted by Section 12 of the Investment Company Act of 1940. The Fund will invest only in investment companies which have investment objectives and investment policies consistent with those of the Fund;

  (3) borrow money, except that the Fund may borrow from banks (or through reverse repurchase agreements), for temporary or emergency (not leveraging) purposes, including the meeting of redemption requests which might otherwise require the untimely disposition of securities, in an amount not exceeding 15% of the value of the Fund's net assets (including the amount borrowed and the value of any outstanding reverse repurchase agreements) at the time the borrowing is made. Whenever borrowings exceed 5% of the value of the Fund's net assets, the Fund will not make any additional investments;

  (4) purchase or otherwise acquire any security if, as a result, more than 15% of its net assets would be invested in securities that are illiquid;

  (5) purchase securities on margin, nor sell securities short;

  (6) invest for the purpose of exercising control over management of any company;

  (7) make loans, except (i) by purchasing bonds, debentures or similar obligations (including repurchase agreements) which are either publicly distributed or customarily purchased by institutional investors, and
      (ii) lending its securities to qualified brokers, dealers, banks and other financial institutions for the purpose of realizing additional income, as long as the terms, structure and aggregate amount of such loans are not inconsistent with the Investment Company Act of 1940, or the rules and regulations or interpretations of the Securities and Exchange Commission.

  (8) underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities the Fund may be deemed an underwriter;

  (9) purchase real estate commodities or commodity contracts, although the Fund may purchase or sell securities in companies which deal in real estate or interests therein;

 (10) invest in or write put, call, straddle or spread options;

 (11) invest directly in oil, gas or other mineral exploration development programs; or

 (12) invest more than 25% of the value of its total assets in any one industry.

REQUIRED VOTE

   Approval of the foregoing changes will require the affirmative vote of the holders of at least a majority of the outstanding Capital Shares. Such a "majority" is comprised of the lesser of (1) 67 percent of the Capital Shares present at this meeting if holders of more than 50 percent of such shares are present in person or by proxy or (2) 50 percent of the total outstanding Capital Shares. THE DIRECTORS OF THE FUND RECOMMEND APPROVAL OF THIS PROPOSAL.

                   5. AMENDMENT OF FUND'S CHARTER TO REDUCE
                           REQUIRED VOTE FOR MERGER

   As described above in Proposal 3, the Board has proposed that, during the second quarter of 1997, the assets of the Fund be acquired, in a tax-free reorganization, by Windsor Fund in exchange for shares of Windsor Fund. Approval of such a reorganization would, under the Fund's current charter, require the affirmative vote of the holders of two-thirds of the outstanding Income Shares and two-thirds of the outstanding Capital Shares. Approval of Proposal 3 would result in the removal of reference to the Income Shares vote, and would change the reference to Capital Shares in the charter to common stock. Thus, approval of the reorganization would require the affirmative vote of the holders of two-thirds of the outstanding Capital Shares.

   Under Maryland law, Maryland corporations may engage in an asset sale or other merger or consolidation upon the affirmative vote of only a majority of the outstanding shares entitled to vote provided that the corporation's charter specifically provides for a majority vote, as opposed to a two-thirds vote. In light of the current intention of the Board of Directors to seek in the future a shareholder vote for an asset acquisition by Windsor Fund, the Board of Directors is seeking approval of the Capital shareholders to amend the charter to reduce the vote required in order to approve an asset sale, merger or other consolidation of the Fund to a majority vote, from a two-thirds vote. Approving such a change will facilitate effectuating the sale of the Fund's assets to Windsor Fund.

REQUIRED VOTE

   The amendment of the charter of the Fund as proposed by the Board of Directors and deemed advisable by it as set forth above requires a vote of two- thirds of the Capital Shares issued and outstanding and entitled to vote on the record date. YOUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF SUCH AMENDMENT. If the amendment is approved, it will be contained in the Articles of Amendment and Restatement with the State of Maryland, Department of Assessments and Taxation in connection with Proposal 3, to become effective on or about February 3, 1997.

                             6. OTHER INFORMATION

INVESTMENT ADVISORY SERVICES

   The Fund employs Wellington Management Company, LLP (the "Adviser"), 75 State Street, Boston, Massachusetts 02109, under an investment advisory agreement dated as of February 1, 1985 (the "Agreement") to manage the investment and reinvestment of the assets of the Fund and to continuously review, supervise and administer the Fund's investment program. The Adviser discharges its responsibilities subject to the control of the officers and Directors of the Fund. Pursuant to the Agreement, the Fund pays the Adviser a fee (the "Basic Fee") at the end of each fiscal quarter, calculated by applying a quarterly rate, based on the following annual percentage rates, to the Fund's average month-end net assets for the quarter:

                   Net Assets                       Rate
               ------------------                  --------
              First $300 million ............       0.350%
              Over $300 million .............       0.275%

   The Basic Fee, as provided above, may be increased or decreased by an amount equal to 0.10% per annum (0.025%) per quarter of the average month-end net assets of the Fund if the Fund's investment performance for the thirty-six months preceding the end of the quarter is twelve percentage points or more above or below, respectively, the investment record of the S&P 500 Index for the same period; or by an amount equal to 0.05% per annum (0.0125% per quarter) if the Fund's investment performance for such thirty-six months is six or more but less than twelve percentage points above or below, respectively, the investment record of the S&P 500 Index.

   Under the investment advisory agreement as presently in force, if, at the end of any quarter, the Fund's Minimum Yield Objective (as defined in its registration statement on Form N-8B-1) has not been met as of the close of any calendar quarter, the aggregate investment advisory fee for such quarter (computed as described above) shall be reduced by 25% of the fee payable for that quarter. If the Capital shareholders approve the modifications to the investment objectives and policies proposed for action by holders of the Capital Shares at this meeting, the advisory agreement will be amended to eliminate the foregoing provision for a reduction of the advisory fee under the stated circumstances. (See Proposal 4, "MODIFICATION OF INVESTMENT OBJECTIVES AND POLICIES".)

   During the fiscal year ended December 31, 1995, the Fund paid the Adviser a base advisory fee of approximately $1,244,000 (.34 of 1% of average net assets), before an increase of approximately $297,000 (.08 of 1% of average net assets) based on the Fund's investment performance.

   The Adviser is a Massachusetts limited liability partnership of which the following persons are managing partners; Messrs. Robert W. Doran, Duncan M. McFarland, and John R. Ryan.

PORTFOLIO TRANSACTIONS

   The investment advisory agreement authorizes the Adviser (with the ap-proval of the Fund's Board of Directors) to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and directs the Adviser to use its best efforts to obtain the best available price and most favorable execution with respect to all transactions for the Fund. The Adviser has undertaken to execute each investment transaction at a price and commission which provides that most favorable total cost or proceeds reasonably obtainable under the circumstances.

   The agreement continues until January 31, 1997, but the Board of Directors may continue the agreement beyond that date, for successive one-year periods, or until the acquisition by Windsor Fund is consummated.

THE VANGUARD GROUP

   The Fund is a member of The Vanguard Group of Investment Companies, a family of investment companies with distinct investment portfolios and total assets in excess of $230 billion. Through their jointly-owned subsidiary, The Vanguard Group, Inc. ("Vanguard"), the Fund and the other Funds in the Group obtain at-cost virtually all of their corporate management, administrative and distribution services. Vanguard also provides investment advisory services on an at-cost basis to some of the Vanguard Funds.

   Vanguard employs a supporting staff of management and administrative personnel needed to provide the requisite services to the Funds and also furnishes the Funds with necessary office space, furnishings and equipment. Each Fund pays its share of Vanguard's total expenses which are allocated among the Funds under appropriate methods approved by the Board of Directors (Trustees) of each Fund. In addition, each Fund bears its own direct expenses, such as legal, auditing and custodian fees.

   The Vanguard Group was established and operates under a Funds' Service Agreement which was approved by the shareholders of each of the Funds. The Funds' Service Agreement was amended on May 15, 1993 to provide as follows:
(a) each Vanguard Fund may invest up to .40% of its current net assets in Vanguard, and (b) there is no limit on the amount that each Vanguard Fund may contribute to Vanguard's capitalization. The amounts which each of the Funds have invested are adjusted from time to time in order to maintain the proportionate relationship between each Fund's relative net assets and its contribution to Vanguard's capital. At December 31, 1995, the Fund had contributed capital of $48,000 to Vanguard, representing 0.2% of Vanguard's capitalization.

   Management. Corporate management and administrative services include: (1) executive staff; (2) accounting and financial; (3) legal and regulatory;
(4) shareholder account maintenance; (5) monitoring and control of custodian relationships; (6) shareholder reporting; and (7) review and evaluation of advisory and other services provided to the Funds by third parties. During the fiscal year ended December 31, 1995, the Fund's share of Vanguard's actual net costs of operation relating to management and administrative services totaled approximately $519,000.

   Distribution. Vanguard provides all distribution and marketing activities for the Funds in the Group, except the Fund, which does not offer additional shares for sale. The principal distribution expenses are for advertising, promotional materials, and marketing personnel. Distribution services may also include organizing and offering to the public, from time to time, one or more new investment companies which will become members of the Group. The Directors and officers of Vanguard determine the amount to be spent annually on distribution activities, the manner and amount to be spent on each Fund, and whether to organize new investment companies.

   One-half of the distribution expenses of a marketing and promotional nature is allocated among the Funds based upon their relative net assets (including the Fund). The remaining one-half of these expenses is allocated among the Funds (except the Fund) based upon each Fund's sales for the preceding 24 months relative to the total sales of the Funds as a Group, provided, however, that no Fund's aggregate quarterly rate of contribution for distribution expenses of a marketing and promotional nature shall exceed 125% of the average distribution expense rate for the Group, and that no Fund shall incur annual distribution expenses in excess of 20/100 of 1% of its average month-end net assets. During the fiscal year ended December 31, 1995, the Fund paid approximately $46,700 of the Group's distribution and marketing expenses.

LITIGATION

   The Fund is not involved in any litigation.

SHAREHOLDER PROPOSALS

   The Fund does not currently intend to hold an annual meeting in 1998. Shareholder proposals for inclusion in the proxy statement for any subsequent meeting must be received by the Fund within a reasonable period of time prior to its next annual meeting.

ADJOURNMENT

   If sufficient votes in favor of any of the proposals set forth herein are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any such proposals. The Fund pays the costs of any additional solicitation and of any adjourned session.

OTHER MATTERS

   On November 15, 1996, approximately 9,909,990 Capital Shares were registered in the name of Cede & Co., 7 Hanover Square, New York, N.Y.

   The Board of Directors know of no other business to be brought before the meeting. However, if any other matters come before the meeting, it is the intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

SHAREHOLDER REPORTS

   The most recent Annual and Semi-Annual Reports for the Fund are available at no cost to Fund shareholders upon written or oral request by contacting the Fund at Vanguard Financial Center, P.O. Box 2600, Valley Forge, PA 19482, or by calling 1-800-662-7447. Proxy material, reports and other information filed by the Fund can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C., and at certain of its Regional Offices. Copies of such material can also be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549 at prescribed rates.

                                  DETACH HERE
P
R
O
X                      GEMINI II ("FUND"): Capital Shares
Y                  PROXY SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned, revoking previous proxies, hereby appoints John C. Bogle,
J. Lawrence Wilson and Raymond J. Klapinsky, or any one or more of them, attorneys, with full power of substitution, to vote all shares of the Fund which the undersigned is entitled to vote at the Special Meeting in Lieu of the 1997 Annual Meeting of Shareholders to be held in the Majestic Building
Room 118B, Vanguard Financial Center, 100 Vanguard Boulevard, Malvern, PA on January 21, 1997, at 9:30 A.M., E.T., and at any adjournments thereof. All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. This Proxy shall be voted on the proposals described in the Proxy Statement as specified on the reverse side. Receipt of the Notice of the Meeting and the accompanying Proxy Statement is hereby acknowledged.

                                                                 SEE REVERSE
                                                                    SIDE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/X/ Please mark
    votes as in
    this example.

Please refer to the Proxy Statement discussion of each of these matters. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR THE PROPOSALS. As to any other matter, said attorneys shall vote in accordance with their best judgment.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING:

1. To elect the nine nominees specified below as Directors:
Nominees: John C. Bogle, John J. Brennan, Robert E. Cawthorn, Barbara B. Hauptfuhrer, Bruce K. MacLaury, Burton G. Maikiel, Alfred M. Rankin, Jr., John C. Sawhill and Lawrence Wilson.

               FOR         WITHHELD
               / /           / /

/ /                                            MARK HERE                   / /
   -----------------------------------        FOR ADDRESS
For all nominees except as noted above        CHANGE AND
                                              NOTE BELOW

                                                 FOR       AGAINST      ABSTAIN
2. To ratify the selection of Price              / /         / /          / /
   Waterhouse LLP as auditors of the Fund.

3. To approve an amendment and restatement of   / /         / /           / /
   the Fund's charter to become an open-end investment company.

4. To approve amendments to the Fund's         / /          / /           / /
   investment objectives and policies.

5. To approve an amendment to the Fund's       / /         / /            / /
   Articles of Incorporation relating to
   shareholder voting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

NOTE: Please sign exactly as your name appears on this Proxy. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian, etc., please so indicate. Corporate and partnership proxies should be signed by an authorized person indicating the person's title.


Signature _________________ Date _____    Signature _________________ Date _____